Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700	F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports

Financial Results for the Fourth Quarter and Year End 2011

CAMBRIDGE, MA — February 9, 2012 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today reported its financial results for the fourth quarter and year ended December 31, 2011.

“2011 was an outstanding year for Momenta.  We recorded our second year of profitability, added $200 million to our cash position, and signed a global collaboration with Baxter to develop and commercialize biosimilars and potentially interchangeable biologics.   We believe this area represents a major commercial opportunity and is very well suited to our technology and capabilities,” commented Craig A. Wheeler, President and Chief Executive Officer. “In 2012 we are committed to progressing our pipeline, including generic Copaxone, follow-on biologics and novel drugs.”

For the fourth quarter of 2011, the Company reported a net loss of $1.3 million, or $0.02 per share, compared to a net income of $36.3 million, or $0.77 per diluted share, for the same period in 2010.  For the year ended December 31, 2011, the Company reported net income of $180.4 million, or $3.55 per diluted share, compared to net income of $37.3 million, or $0.81 per diluted share, for the same period in 2010.  At December 31, 2011, the Company had cash, cash equivalents, and marketable securities of $365.9 million (including restricted cash of $17.5 million), compared to $154.5 million (including restricted cash of $1.8 million) at December 31, 2010.

The Company noted the following highlights and recent developments:

•                                          In December 2011, Momenta and Baxter entered into a collaboration to develop up to six follow-on biologic compounds. Under the terms of the agreement, Baxter will make an upfront cash payment of $33 million to Momenta and may make additional payments over the next several years for the development of the compounds, contingent upon the achievement of technical, development and regulatory milestones with respect to all six products.

•                                          In December 2011, Momenta entered into an agreement to acquire certain assets of Virdante Pharmaceuticals, Inc., including intellectual property and cell lines, relating to the sialylation of intravenous immunoglobulin (IVIG) and other proteins.

•                                          A preliminary injunction preventing Amphastar Pharmaceuticals, Inc., Watson Pharmaceuticals, Inc. and their subsidiaries from launching a generic version of Lovenox was stayed on January 26, 2012.

•                                          The recent launch of a competitive generic Lovenox triggered a change in the contract terms with our collaboration partner, Sandoz, from a hybrid profit share/royalty to a royalty.

Financial Results

Revenue for the fourth quarter of 2011 was $29.5 million (including product revenue of $26.1 million), compared to $58.3 million (including product revenue of $52.4 million) for the same period in 2010. The decrease in product revenue was due to a decrease in net sales of enoxaparin by Sandoz, due primarily to lower unit pricing, and by a contractual change in the basis of calculating our enoxaparin product revenue, both related to the launch of an authorized generic Lovenox in October 2011.  In the fourth quarter of 2010, we earned a profit share on sales of enoxaparin, and in the fourth quarter of 2011, we earned a hybrid royalty/profit share.  For the year ended December 31, 2011, revenue was $283.1 million, compared to $116.8 million for 2010.  The enoxaparin product was approved and launched in July 2010, so the year 2011 included a full year of product revenue while 2010 included two quarters.

Research and development expenses for the fourth quarter of 2011 were $21.2 million, compared to $15.2 million for the same period in 2010. The increase of $6.0 million in research and development expenses from fourth quarter 2010 to fourth quarter 2011 was due to an in-process research and development charge of $4.5 million recorded in the fourth quarter of 2011 relating to the acquisition of assets from Virdante , and increases in stock compensation expense and other headcount related expenses, offset by a decrease in development expenses for our M356 program. For the year ended December 31, 2011, research and development expenses were $64.7 million, compared to $51.7 million for 2010.  The increase in research and development expenses from 2010 to 2011 principally resulted from the in-process R&D expense related to the Virdante asset purchase, an increase in headcount related expenses, and an increase in amortization expense.

General and administrative expenses for the fourth quarter of 2011 totaled $9.7 million, compared with $7.8 million for the same period in 2010.  The increase in general and administrative expenses from fourth quarter 2010 to fourth quarter 2011 was primarily due to increased legal expenses relating to the enoxaparin litigation and increased stock compensation and other headcount related expenses, offset by a decrease in the royalty payable to the Massachusetts Institute of Technology. For the year ended December 31, 2011, general and administrative expenses were $38.7 million, compared to $28.6 million for 2010.  The increase in general and administrative expenses from 2010 to 2011 was primarily due to an increase in the royalty payable to the Massachusetts Institute of Technology and increased legal expenses.

Financial Guidance

We anticipate that total operating expenses, excluding stock compensation and royalties payable to MIT, and net of collaborative revenues, will increase to approximately $22 to $28 million per quarter for 2012.

Conference Call Information

Management will host a conference call on Thursday, February 9, 2012 at 10:00 am ET to discuss these results and provide an update on the Company.  To access the call, please dial (877) 224-9084 (domestic) or (720) 545-0022 (international) prior to the scheduled conference call time and provide the access code 46791297. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixtures and is headquartered in Cambridge, MA. Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, the Company’s revenue, expenses and other results of operations, including the quarter and year ended December 31, 2011, projections regarding expenses, our profitability, and our other product development plans and expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995..  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  Momenta is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited, Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2011	December 31, 2010
Assets
Cash and marketable securities	$348,438	$152,759
Accounts receivable	28,171	54,485
Restricted cash	17,500	1,778
Other assets	26,800	18,547
Total assets	$420,909	$227,569
Liabilities and Stockholders’ Equity
Current liabilities	$16,028	$17,652
Other liabilities	1,803	3,814
Stockholders’ equity	403,078	206,103
Total liabilities and stockholders’ equity	$420,909	$227,569

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Collaboration revenues:
Product revenues	$26,148	$52,437	$270,473	$96,625
Research and development revenues	3,307	5,889	12,595	20,147
Total revenues	29,455	58,326	283,068	116,772
Operating expenses:
Research and development*	21,239	15,191	64,657	51,712
General and administrative*	9,714	7,836	38,710	28,595
Total operating expenses	30,953	23,027	103,367	80,307

Operating (loss) income	(1,498)	35,299	179,701	36,465

Other income (expense):
Interest income	247	44	746	176
Interest expense	(2)	(63)	(91)	(329)
Other income	—	978	—	978
Total other income	245	959	655	825

Net (loss) income	$(1,253)	$36,258	$180,356	$37,290

Net (loss) income per share:
Basic	$(0.02)	$0.79	$3.62	$0.84
Diluted	$(0.02)	$0.77	$3.55	$0.81

Weighted average shares outstanding:
Basic	50,128	45,940	49,852	44,626
Diluted	50,128	46,930	50,823	45,942

*Includes the following share-based compensation expense:
Research and development	$1,369	$794	$4,919	$4,085
General and administrative	$1,753	$1,293	$6,219	$6,755

CONTACT:

Momenta Pharmaceuticals, Inc.

Beverly Holley, Director of Investor Relations

ir@momentapharma.com

(617) 395-5189

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